As filed with the Securities and Exchange Commission on August 22, 2016
Investment Company Act File No. 811-23176

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2 (CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ Amendment No. 1

NB CROSSROADS PRIVATE MARKETS FUND IV HOLDINGS LLC

(Exact name of Registrant as specified in Charter)

325 North Saint Paul Street, 49th Floor
Dallas, Texas 75201

(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (212) 476-8800

Robert Conti
President — Mutual Funds
Neuberger Berman Investment Advisers LLC
605 Third Avenue
New York, NY 10158

(Name and address of agent for service)

COPY TO:

Richard Horowitz, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY  10036

EXPLANATORY NOTE

This Registration Statement of NB Crossroads Private Markets Fund IV Holdings LLC (the “Registrant” or the “Master Fund”) has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Limited liability company interests in the Registrant (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. Investments in the Registrant may only be made by entities or persons that are (i) “accredited investors” within the meaning of Regulation D under the Securities Act and (ii) “qualified clients” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). This Registration Statement does not constitute an offer to sell, or the solicitation of any offer to buy, interests in the Registrant.

NB CROSSROADS PRIVATE MARKETS FUND IV HOLDINGS LLC

CONTENTS OF REGISTRATION STATEMENT

The Registration Statement of NB Crossroads Private Markets Fund IV Holdings LLC contains the following documents:

Facing Sheet

Explanatory Note

Contents of Registration Statement

Part A	1

Part B	8

Part C	10

Signature Page	13

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Contents
Part A

Responses to all or a portion of certain Items required to be included in Part A of this Registration Statement are omitted pursuant to Paragraph 3 of Instruction G of the General Instruction to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from Amendment No. 4 to the Registration Statement of NB Crossroads Private Markets Fund IV (TI) – Custody Client LLC (the “Feeder Fund”), as filed with the Securities and Exchange Commission (the “SEC”) on August 22, 2016 (the “Feeder Fund’s Registration Statement”).  The Feeder Fund invests all or substantially all of its assets in the Master Fund.  Capitalized terms that are not otherwise defined shall have the respective meanings set forth in the Feeder Fund's Registration Statement.

ITEMS 1-2.

Omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3.	FEE TABLE AND SYNOPSIS

The fee table below is intended to assist investors in the Master Fund (“Investors”) in understanding the various costs and expenses that the Master Fund expects to incur, and that Investors can expect to bear, directly or indirectly, by investing in the Master Fund.  This fee table is based on estimated expenses of the Master Fund for the fiscal year ending March 31, 2017, and assumes that the Master Fund raises $300 million in total Commitments from Investors to the Master Fund during the first year, that 30% of total Commitments are drawn down in the first year, and that substantially all of the drawn-down Commitments are invested in the first year (after the initial closing).

Investor Transaction Expenses
Maximum Sales Load Imposed on Purchases (as a percentage of offering price)	0.00%
Minimum Sales Load (as a percentage of offering price)	0.00%
Dividend Reinvestment and Cash Purchase Plan Fees	0.00%
Annual Expenses (as a percentage of average net assets)
Advisory Fee(1)	0.55%
Other Operating Expenses(2)	0.68%
Acquired Fund Fees and Expenses(3)	1.31%
Total Annual Expense Ratio	2.55%

(1)	The Master Fund will pay the Investment Adviser the Advisory Fee, based on an annual rate of 0.10% during the first 12-months following the Master Fund’s commencement of operations; 0.55% beginning in year two through the end of year eight from the commencement of operations; and then 0.30% for the remaining life of the Master Fund, in each case based on the Investors’ total Commitments.

(2)	The Other Operating Expenses for the Master Fund include all other expenses incurred by the Master Fund. The Other Operating Expenses are based on estimated amounts for the current fiscal year.

(3)	The Acquired Fund Fees and Expenses include the fees and expenses of the Portfolio Funds in which the Master Fund intends to invest. Some or all of the Portfolio Funds in which the Master Fund intends to invest generally charge asset-based management fees. The Portfolio Fund Managers may also receive performance-based compensation if the Portfolio Funds achieve certain profit levels, generally in the form of “carried interest” allocations of profits from the Portfolio Funds, which effectively will reduce the investment returns of the Portfolio Funds. Carried interest allocation paid to a Portfolio Fund Manager are often made subject to a requirement to be repaid—a “clawback”—to the extent that the aggregate amount distributed to the Portfolio Fund Manager over all financial reporting periods exceeds the carried interest amount that would have been due based instead on the Portfolio Fund’s cumulative results. The Portfolio Funds in which the Master Fund intends to invest generally charge a management fee of 1.00% to 2.50%, and approximately 20% to 30% of net profits as a carried interest allocation, subject to a clawback. The “Acquired Fund Fees and Expenses” disclosed above are based on historic returns of the Portfolio Funds in which the Master Fund anticipates investing, which may change substantially over time and, therefore, significantly affect “Acquired Fund Fees and Expenses.” The 1.31% shown as “Acquired Fund Fees and Expenses” reflects operating expenses of the Portfolio Funds (i.e., management fees, performance-based fees or allocations, administration fees and professional and other direct, fixed fees and expenses of the Portfolio Funds). The Acquired Fund Fees and Expenses are based on estimated amounts for the current fiscal year.

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The purpose of the table above and the examples below is to assist prospective Investors in understanding the various costs and expenses Investors in the Master Fund will bear directly or indirectly.

Example 1

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return:	$26	$73	$119	$242

Example 2

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $50,000 investment, assuming a 5% annual return:	$1,291	$3,628	$5,972	$12,088

The Examples above are based on the fees and expenses set forth above, but the Examples also include the estimated fees and expenses of the Portfolio Funds (the “Acquired Fund Fees and Expenses” described in footnote 3 above).  It should not be considered a representation of future expenses.  Actual expenses may be greater or less than those shown, and the Master Fund’s actual rate of return may be greater or less than the hypothetical 5% return assumed in the examples.  The Examples assume participation in the initial closing and that capital is called as outlined in the “Summary of Offering Terms.”  The capital call may be greater or less than those highlighted by year, which would impact the dollar totals of the Examples.

ITEMS 3.2 and 4 THROUGH 7.

Omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 8.	GENERAL DESCRIPTION OF THE REGISTRANT.

Description of the Master Fund

The Master Fund is a limited liability company organized under the laws of the State of Delaware on November 10, 2015 and is registered under the 1940 Act as a closed-end, non-diversified management investment company. The Master Fund will offer and sell Interests in minimum denominations of $50,000 (subject to the discretion of the Board to accept lesser amounts) to “accredited investors” as defined in Regulation D under the Securities Act, who are also “qualified clients” as defined in Rule 205-3 under the Advisers Act in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act. The anticipated aggregate offering size for the Master Fund is approximately $300 million (or higher, in the discretion of the Investment Adviser).

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The Master Fund may offer Interests through multiple closings, which are anticipated to occur over a period of up to one year following the initial closing, provided that the Board may extend such period.

Neuberger Berman Investment Advisers LLC (the “Investment Adviser”) serves as the investment adviser to the Master Fund.  NB Alternatives Advisers LLC (the “Sub-Adviser”) serves as the sub-adviser to the Master Fund.

The minimum Commitment to the Master Fund will be $50,000, although the Board of Managers of the Master Fund (the “Board”) reserves the right to accept Commitments of lesser amounts for officers and employees of the Investment Adviser, the Sub-Adviser or their affiliates.

Term

The Master Fund will remain in existence for a period of ten years, subject to two one-year extensions, which may be approved by the Board.  Further extensions thereafter must be approved by a majority-in-interest of the Investors.

Investment Objective

The investment objective of the Master Fund is to provide attractive risk-adjusted returns to Investors by making Primary Investments in a portfolio of newly formed Portfolio Funds managed by experienced Portfolio Fund Managers that generally have an established track record.  The Master Fund may also invest, on an opportunistic basis, in Secondary Investments in more mature Portfolio Funds and make opportunistic Co-Investments.  Neither the Master Fund nor the Investment Adviser guarantees any level of return or risk on investments and there can be no assurance that the investment objective will be achieved.

Information on the Master Fund’s investment objective, strategies and policies, the kinds of securities in which the Master Fund will principally invest, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Objective and Process,” “Investment Policies and Restrictions” and “Risk Factors” in the Feeder Fund’s Registration Statement. Defined terms here have the meanings applied to them as described in the Feeder Fund’s registration statement that is incorporated herein by reference.

ITEM 9.	MANAGEMENT.

A description of how the business of the Master Fund is managed is incorporated herein by reference to Item 9 of the Feeder Fund’s Registration Statement.

ITEM 9.1(a).	“The Role of the Board,” “Board Structure, Leadership,” “Board Oversight of Risk Management,” “Board of Managers and Officers” and “Committees”

ITEM 9.1(b).	“Investment Adviser and Sub-Adviser,”“Investment Advisory Agreement” and “Investment Sub-Advisory Agreement”

ITEM 9.1(c).	“Portfolio Management”

ITEM 9.1(d).	“Administrator”

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ITEM 9.1(e).	“Custodian”

ITEM 9.1(f).	“Advisory Fees,” “Carried Interest,” “Fund Expenses” and “Allocation of Profit and Loss; Distributions”

ITEM 9.1(g).	Not applicable.

ITEM 9.2.	NON-RESIDENT MANAGERS.

Not applicable.

ITEM 9.3.	CONTROL PERSONS.

See response to Item 19 of this Registration Statement.

ITEM 10	CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1.	CAPITAL STOCK.

The Master Fund is organized as a limited liability company under the laws of the State of Delaware and intends to be classified as a partnership for income tax purposes.  The number of Interests in the Master Fund shall be unlimited. All Interests issued by the Master Fund shall be fully paid and nonassessable, except to the extent of any unfunded capital commitments.  Interest holders shall have no preemptive or other rights to subscribe to any additional Interests or other securities issued by the Master Fund.  The Master Fund will establish on its books a separate Capital Account in respect of each member of the Master Fund (i.e., the Investors and NB CMP Fund IV SM LP (the “Special Member”) in its capacity as the special member of the Master Fund).  Net profits and net losses of the Master Fund for each quarter are allocated on the last business day of that quarter (or at such other times as the Board, in its discretion, may determine) among the Capital Accounts maintained for members in proportion to the relative balances in such Capital Accounts.  The Master Fund will make distributions as received from Portfolio Funds in accordance with Capital Accounts balances.  An investment in the Master Fund involves substantial restrictions on liquidity and its Interests are not freely transferable.  There is no market for the Interests, and no market is expected to develop. Consequently, Investors may be unable to redeem or liquidate their Interests.

Investors in the Master Fund must be “accredited investors,” as defined in Regulation D under the Securities Act, and “qualified clients,” as defined in Rule 205-3 under the Advisers Act.

Summary of Operating Agreement

The following is a summary description of additional items and of select provisions of the Master Fund’s Operating Agreement. The description of such items and provisions is not definitive and reference should be made to the complete text of the form of Operating Agreement contained as an exhibit.

Liability of Investors.  Investors of the Master Fund will be members of a limited liability company as provided under Delaware law. Under Delaware law and the Operating Agreement, an Investor will be liable for the debts and obligations of the Master Fund only to the extent of its capital commitments and any contributions to the capital of the Master Fund (plus any accretions in value thereto prior to withdrawal) and an Investor, in the discretion of the Board, may be obligated to satisfy withholding tax obligations with respect to such Investor.

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 Duty of Care.  The Operating Agreement provides that neither the Managers nor, if applicable, the Investment Adviser or the Sub-Adviser (including certain of their affiliates, among others) shall be liable to the Master Fund or any of its Investors for any loss or damage occasioned by any act or omission in the performance of their respective services as such in the absence of willful misconduct, bad faith, gross negligence or reckless disregard of their duties. The Operating Agreement also contains provisions for the indemnification, to the extent permitted by law, of the Managers by the Master Fund, but not by the Investors individually, against any liability and expense to which any of them may be liable which arises in connection with the performance of their activities on behalf of the Master Fund. A Manager will not be personally liable to any Investor for the repayment of any balance in such Investor’s Capital Account or for contributions by such Investor to the capital of the Master Fund or by reason of any change in the federal or state income tax laws applicable to the Master Fund or its Investors. The rights of indemnification and exculpation provided under the Operating Agreement do not provide for indemnification of a Manager for any liability, including liability under federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith, to the extent, but only to the extent, that such indemnification would be in violation of applicable law.

Dissolution and Liquidation.  The Master Fund will be dissolved upon the occurrence of any of the following:

•	the expiration of its term, except as otherwise extended pursuant to the Operating Agreement;

•	upon the affirmative vote by the Managers, subject, to the extent required by the 1940 Act, to the consent of the Investors;

•	the sale or other disposition at any one time of all or substantially all of the assets of the Master Fund; and

•	dissolution required by operation of law.

Upon the occurrence of any event of dissolution, the Managers or a liquidator acting as such under appointment by the Managers is charged with winding up the affairs of the Master Fund and liquidating its assets. Net profits or net losses during the fiscal period including the period of liquidation will be allocated as described in the Operating Agreement.

Upon the dissolution of the Master Fund, its assets are to be distributed to its members in accordance with the positive balance in their respective Capital Accounts, after providing for all obligations of the Master Fund.

Voting.  Each Investor has the right to vote based on the pro rata value of its Interest at a meeting of Investors called by the Managers. Investors will be entitled to vote on any matter on which shareholders of a registered investment company organized as a corporation would normally be entitled to vote, including the election of Managers, approval of the Master Fund’s agreement with any investment adviser to the Master Fund, and certain other matters, to the extent that the 1940 Act requires a vote of Investors on any such matters. Except for the exercise of their voting privileges, Investors in their capacity as such are not entitled to participate in the management or control of the Master Fund’s business, and may not act for or bind the Master Fund.

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Reports to Investors.  The Master Fund will furnish to Investors, as soon as practicable after the end of each taxable year, information that is necessary for Investors to complete their income tax or information returns, along with any other tax information required by law. Accordingly, NB Private Equity expects to be able to deliver to investors Schedule K-1s based upon NB Private Equity’s valuation and reporting process that relies on a combination of proprietary reporting systems and a close integration of our back office team and the Master Fund’s Administrator and our investment professionals in the monitoring and valuation process within 105 days of year end. The tax information in such Schedule K-1s will be based on NB Private Equity’s portfolio valuation and it is expected that the Master Fund will issue its Investors Schedule K-1s prior to April 15 of the following year in advance of the Master Fund receiving all Schedule K-1s from the Portfolio Funds.  Once all Schedule K-1s from Portfolio Funds are received by the Master Fund, the Special Member will be issued its Schedule K-1 for that taxable year. Any variation in the Master Fund’s net taxable income and gains from the amounts reflected on the Schedule K-1s previously issued to Investors will be reflected on the Special Member’s Schedule K-1.  As a result, if the Master Fund’s actual net taxable income and gains exceed the corresponding amounts described on the Investors’ Schedule K-1s, the Special Member’s Schedule K-1 will generally reflect an additional allocation of income and gains to the extent of such excess.  Similarly, if the Master Fund’s actual net taxable income and gains are less than the corresponding amounts described on the Investors’ Schedule K-1s, the Special Member’s Schedule K-1 will generally reflect a decreased allocation of income and gains.   If such an adjustment occurs, Investors’ allocable share of the Master Fund’s net taxable income and gains will then be adjusted during the following year in order to compensate for or “true up” any amount of adjustments to the Special Member’s earnings that occurred during the prior year as a result of the process used to deliver Schedule K-1s to Investors on the timeline described above. That adjustment assures that net taxable income and gains are properly allocated among the Investors and the Special Member based on the final tax information received from the Portfolio Funds while permitting timely tax reporting to Investors.  While the Investment Adviser expects that the allocations described above will be respected for U.S. federal income tax purposes, it is possible that the IRS may disagree. See Section XIV – “Risk Factors and Potential Conflicts of Interest,” “Allocations of Income and Loss to Investors” for more information.

Although the Master Fund expects to be able to provide final Schedule K-1s to Investors for any given tax year within 105 days of year end, the Master Fund may be delayed in providing final Schedule K-1s to Investors. In the event of a delay, Investors will likely be required to obtain extensions of the filing dates for their U.S. federal, state, and local income tax and information returns. Investors will be responsible for any and all costs and fees incurred by them in connection with obtaining the tax extensions. Portfolio Funds and their portfolio companies may engage in business, otherwise derive income from, and in general be subject to taxing authority in numerous state, local, and foreign jurisdictions. Investors, by virtue of their participation in the Master Fund, may be subject to tax payment and reporting obligations in such jurisdictions under their widely varying rules and regulations. Each Investor should consult an independent adviser regarding how an investment in the Master Fund may affect his, her, or its state, local, and foreign tax payment and reporting obligations.

It is the responsibility of each Investor to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in the Master Fund. We strongly recommend that each prospective Investor consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Investor to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

Fiscal Year.  The Master Fund’s fiscal year for financial reporting purposes is the 12-month period ending on March 31.  The Master Fund’s taxable year is the 12-month period ending December 31 (or such other taxable year as may be required under the Code).

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ITEM 10.2.	LONG-TERM DEBT.

Not applicable.

ITEM 10.3.	GENERAL.

Not applicable.

ITEM 10.4.	TAXES.

Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “Certain U.S. Federal Income Tax Considerations” in the Feeder Fund’s Registration Statement.

ITEM 10.5.	OUTSTANDING SECURITIES.

After the date of filing of this Registration Statement, the Interests will be issued to Investors in the Master Fund.

ITEM 10.6.	SECURITIES RATINGS.

Not applicable.

ITEM 11.	DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12.	LEGAL PROCEEDINGS.

Not applicable.

ITEM 13.	TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

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PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms that are not otherwise defined shall have the respective meanings set forth in the Feeder Fund’s Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Feeder Fund’s Registration Statement.

ITEM 14.	COVER PAGE

Not applicable.

ITEM 15.	TABLE OF CONTENTS.

Not Applicable

ITEM 16.	GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17.	INVESTMENT OBJECTIVE AND POLICIES.

Part A of this Registration Statement contains basic information about the investment objective and policies of the Master Fund.

Information in response to this Item is incorporated herein by reference to the sections entitled “Investment Objective and Process,” “Investment Policies and Restrictions” and “Risk Factors” in the Feeder Fund’s Registration Statement.

ITEM 18.	MANAGEMENT.

Information in response to this Item is incorporated herein by reference to the sections entitled “The Role of the Board,” “Board Structure, Leadership,” “Board Oversight of Risk Management,” “Board of Managers and Officers” and “Committees” in the Feeder Fund’s Registration Statement.

ITEM 19.	CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

As of the date of this Registration Statement, no person controls the Master Fund.  Once the Master Fund begins operations, it is expected that the Feeder Fund, NB Crossroads Private Markets Fund IV (TI) – Client LLC (the “TI Client Feeder Fund”), NB Crossroads Private Markets Fund IV (TE) – Custody Client LLC (the “TE Custody Feeder Fund”) (through its investment in NB Crossroads Private Markets Fund IV (Offshore), Custody Client Ltd (the “Custody Offshore Fund”)) and NB Crossroads Private Markets Fund IV (TE) – Client LLC (the “TE Client Feeder Fund”) (through its investment in NB Crossroads Private Markets Fund IV (Offshore), Client Ltd (the “Client Offshore Fund”)) will control the Master Fund by virtue of their respective Interests in the Master Fund.  For purposes of this item, “control” means (1) the beneficial ownership, either directly or through one or more controlled companies, of more than 25 percent of the voting securities of a company; (2) the acknowledgment or assertion by either the controlled or controlling party of the existence of control; or (3) an adjudication under Section 2(a)(9) of the 1940 Act, which has become final, that control exists.

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The address of each of the Feeder Fund, TI Client Feeder Fund, TE Custody Feeder Fund and TE Client Feeder Fund is c/o NB Alternatives Advisers LLC, 605 Third Avenue, New York, NY 10158.

As of the date of this Registration Statement, no officer or Manager of the Master Fund currently owns any of the outstanding Interests in the Master Fund.

ITEM 20.	INVESTMENT ADVISORY AND OTHER SERVICES.

Information of the investment advisory and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the sections entitled “Investment Adviser and Sub-Adviser,” “Investment Advisory Agreement,” “Investment Sub-Advisory Agreement,” “Administrator,” “Custodian,” “Advisory Fees,” “Carried Interest,” and “Fund Expenses” in the Feeder Fund’s Registration Statement.

ITEM 21.	PORTFOLIO MANAGEMENT.

Information about the Master Fund’s portfolio management team is incorporated by reference from the section entitled “Portfolio Management” in the Feeder Fund’s Registration Statement.

ITEM 22.	BROKERAGE ALLOCATION AND OTHER PRACTICES

Not applicable.

ITEM 23.	CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.

Information about the U.S. federal income tax considerations of an investment in the Master Fund is incorporated by reference from the section entitled “Certain U.S. Federal Income Tax Considerations” in the Feeder Fund’s Registration Statement.

ITEM 24.	FINANCIAL STATEMENTS.

The Master Fund will issue a complete set of financial statements on a semi-annual basis prepared in accordance with generally accepted accounting principles.

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PART C

OTHER INFORMATION

Part C of this Registration Statement should be read in conjunction with Parts A and B. Capitalized terms used in this Part C and not otherwise defined have the meanings given them in Parts A and B of this Registration Statement.

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS

(1)	Financial Statements: Registrant has no assets and financial statements are omitted.

(2)	Exhibits:

(2)(a)(1)	Certificate of Formation.(1)

(2)(a)(2)	Limited Liability Company Agreement.(2)

(2)(b)	Not Applicable.

(2)(c)	Not Applicable.

(2)(d)	See Item 25(2)(a)(2).

(2)(e)	Not Applicable.

(2)(f)	Not Applicable.

(2)(g)(1)	Investment Advisory Agreement.(2)

(2)(g)(2)	Sub-Advisory Agreement.(2)

(2)(h)	Not Applicable.

(2)(i)	Not Applicable.

(2)(j)	Custodian Agreement.(2)

(2)(k)(1)	Administrative Services Agreement.(2)

(2)(k)(2)	Escrow Agreement.(2)

(2)(l)	Not Applicable.

(2)(m)	Not Applicable.

(2)(n)	Not Applicable.

(2)(o)	Not Applicable.

(2)(p)	Not Applicable.

(2)(q)	Not Applicable.

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(2)(r)(1)	Code of Ethics of Registrant.(2)

(2)(r)(2)	Code of Ethics of Investment Adviser.(2)

(2)(r)(3)	Code of Ethics of Sub-Adviser.(2)

(1)	Filed herewith.

(2)	To be filed by amendment.

ITEM 26.	MARKETING ARRANGEMENTS

Not Applicable.

ITEM 27.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Legal fees	$250,000
Blue Sky fees	$50,000
Printing	$300,000
Miscellaneous	$300,000
Total	$900,000

Based on estimates for the Master Fund and each of the Feeder Fund, TI Client Feeder Fund, TE Custody Feeder Fund and TE Client Feeder Fund.

ITEM 28.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the private offering of Interests, the Registrant will be deemed to be under common control with each of the Feeder Fund, TE Client Feeder Fund, TE Custody Feeder Fund and TI Client Feeder Fund, and the Registrant may be deemed to be controlled by the Investment Adviser or the Sub-Adviser. Information regarding the ownership of the Investment Adviser is set forth in its Form ADV as filed with the SEC (File No. 801-61757). Information regarding the ownership of the Sub-Adviser is set forth in its Form ADV as filed with the SEC (File No. 801-70009).

ITEM 29.	NUMBER OF HOLDERS OF SECURITIES

Set forth below is the number of record holders as of July 1, 2016, of each class of securities of the Registrant:

Title of Class:  Limited Liability Company Interests

Number of Record Holders:  None

ITEM 30.	INDEMNIFICATION

Registrant’s Operating Agreement contains provisions limiting the liability, and providing for indemnification, of the Registrant’s Managers and officers under certain circumstances. The Registrant hereby undertakes that it will apply the indemnification provision of the Operating Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of the 1940 Act remains in effect.

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Registrant, in conjunction with the Investment Adviser and Registrant’s Board, maintains insurance on behalf of any person who is an Independent Manager, officer, employee, or agent of Registrant, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position. Registrant will not pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which Registrant itself is not permitted to indemnify.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Offering Memorandum in the section entitled “Management.”

ITEM 32.	LOCATION OF ACCOUNTS AND RECORDS

All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the possession and custody of the Registrant’s administrator, UMB Fund Services, Inc., located at 235 W. Galena Street, Milwaukee, WI 53212, with the exception of certain documents which are in the possession and custody of the Investment Adviser, located at 605 Third Avenue, New York, NY 10158 and 53 State Street, 13th Floor, Boston, MA 02109. Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Investment Adviser.

ITEM 33.	MANAGEMENT SERVICES

Not Applicable.

ITEM 34.	UNDERTAKINGS

Not Applicable.

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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, NB Crossroads Private Markets Fund IV Holdings LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 22nd day of August, 2016.

NB Crossroads Private Markets Fund IV Holdings LLC

By:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title:	Chief Operating Officer and Vice President